Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-88473) pertaining to Community National Bank 401(k) Profit Sharing Plan of our report dated May 6, 2005 with respect to the financial statements of Community National Bank 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Moss Adams

San Diego, California

August 15, 2006